AMENDED SCHEDULE I TO
UNDERLYING FUNDS TRUST
AGREEMENT AND DECLARATION OF TRUST

Series

Long/Short Equity

Market Neutral

Relative Value – Long/Short Debt

Managed Futures Strategies

Event Driven

Except to the extent amended hereby, the Agreement and Declaration of Trust shall remain in full force and effect.

IN WITNESS WHEREOF, this Amended Schedule I has been executed by a duly authorized officer as of the 7th day of December, 2011.

UNDERLYING FUNDS TRUST

By: /s/ Lance Baker

Printed Name: Lance Baker

Title: Treasurer